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                                                                       EXHIBIT 5

                                 March 29, 2001



Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as counsel to Century Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 666,360 shares (the "Shares") of Common Stock, $1.00 par value, to participants in the Century Bancshares, Inc. 1994 Incentive Stock Option Plan, the Century Bancshares, Inc. 2000 Stock Awards Plan and the Century Bancshares, Inc. 2001 Nonqualified Stock Option Plan (together, the "Plans"). The Company is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares.

We have examined originals or copies of (i) the Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, (iii) the Plans, (iv) certain resolutions of the Board of Directors of the Company and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the terms of the Plan, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ BRACEWELL & PATTERSON, L.L.P.

                                       Bracewell & Patterson, L.L.P.